Exhibit 99.1

FOR IMMEDIATE RELEASE:	NEWS

January 14, 2008	OTCBB: RNCH

Rancher Energy Corp. Featured in E&P Magazine with Contributed Article by CEO John Works

DENVER, Colorado - Rancher Energy Corp. (OTCBB: RNCH) today announced that an article authored by its CEO, John Works, is featured in the January edition of E&P Magazine, a Hart Energy publication that focuses on global exploration and production news, technology, trends and analysis.

In the article, entitled “Prices Trigger Enhanced Recovery - Management of Partially Depleted Fields Offers Opportunities for Profit”, Works discusses enhanced oil recovery (EOR) projects and specifically addresses Rancher Energy’s plans to implement waterflood and CO2 recovery programs at its three fields in Wyoming’s Powder River Basin.

“The high price of oil has created excellent opportunities for companies like Rancher Energy that have good access to long-term CO2 supplies that are in close proximity to large, mature oil fields,” said Works. “We are pleased that Hart E&P Magazine recognized the important work we are doing in EOR and invited us to lay out our development strategy for what we believe is a very promising project. E&P Magazine is a prominent publication with wide distribution in the oil & gas industry, and we welcome this kind of broad exposure for Rancher Energy and its programs.”

The E&P Magazine article is available on Rancher Energy’s web site.

About Rancher Energy Corp.

Rancher Energy is an innovative oil & gas exploration & development company with a targeted strategy to reinvigorate older, historically productive oil fields in the hydrocarbon-rich Rocky Mountain region of the United States. Using waterflood injection and CO2 flooding, coupled with other leading edge hydrocarbon recovery techniques such as 3-D seismic data and directional drilling, Rancher Energy expects to extract proven in-place oil that remains behind in mature fields. Rising energy demand and strong oil & gas prices combined with advances in oil recovery have made this strategy profitable. Rancher Energy is taking advantage of this convergence by acquiring low risk, high quality, historically productive plays with under-exploited reserves and developing customized enhanced recovery strategies to maximize production.

Forward-Looking Statements

This press release includes forward-looking statements as determined by the U.S. Securities and Exchange Commission (the "SEC"). All statements, other than statements of historical facts, included in this press release that address activities, events, or developments that the Company believes or anticipates will or may occur in the future are forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include the Company's ability to obtain financing to construct pipeline and other infrastructure and for other operational and working capital purposes, the uncertainty of recovery factors for the enhanced oil recovery projects, the volatility of oil prices, general economic and business conditions, and other factors over which the Company has little or no control. The Company does not intend (and is not obligated) to update publicly any forward-looking statements. The contents of this press release should be considered in conjunction with the warnings and cautionary statements contained in the Company's recent filings with the SEC.

Contacts:

Jay Pfeiffer
Pfeiffer High Investor Relations, Inc.
303-393-7044

John Works
Chief Executive Officer
Rancher Energy Corp.
303-629-1125